DYNEGY INC. EXECUTIVE

CHANGE IN CONTROL SEVERANCE PAY PLAN

(Effective April 3, 2008)

I.	INTRODUCTION.

                  Dynegy Inc., a Delaware corporation (the “Company”), and its participating subsidiaries hereby adopt the Dynegy Inc. Executive Change in Control Severance Pay Plan (the “Plan”). The Plan replaces the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, which terminated by its terms on April 2, 2008, and provides severance benefits to certain eligible employees whose employment is terminated under certain circumstances during specified periods before, on or after a Change in Control of the Company.

II.	DEFINITIONS.

2.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates otherwise:

(a) “Board” shall mean the Board of Directors of the Company.

          (b)      “Cause” shall mean (1) for the Chief Executive Officer (A) refusal to implement or adhere to lawful policies or lawful directives of the Board; (B) engaging in conduct which is materially injurious (monetarily or otherwise) to the Employer or any of its subsidiaries (including, without limitation, misuse of the Employer’s or a subsidiary’s funds or other property); (C) misconduct or dishonesty directly related to the performance of the Chief Executive Officer’s duties for the Employer or gross negligence in the performance of the Chief Executive Officer’s duties for the Employer; (D) conviction (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding involving a felony or a crime of moral turpitude; (E) drug or alcohol abuse; or (F) continued failure to perform the Chief Executive Officer’s duties which is not cured within ten (10) days after written notice is provided to the Chief Executive Officer by the Employer, or (2) for all other Covered Individuals, the Covered Individual (A) has been convicted of a misdemeanor involving moral turpitude or a felony; (B) has failed to substantially perform the duties of such Covered Individual to the Employer (other than such failure resulting from the Covered Individual’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Employer, financial or otherwise; (C) has refused without proper legal reason to perform the Covered Individual’s duties and responsibilities to the Employer; or (D) has breached any material corporate policy maintained and established by the Employer that is applicable to the Covered Individual, provided such breach results in a materially adverse effect upon the Employer, financial or otherwise.

          (c)      “Change in Control” shall mean the occurrence of any of the following events: (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of the Company, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Compensation Committee) adopts a resolution declaring that a Change in Control has occurred. For purposes of the “Change in Control” definition, (a) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (b) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Company” shall mean Dynegy Inc., a Delaware corporation, and any successor thereto.

(g) “Compensation” shall mean, with respect to each Covered Individual. the sum of the following:

          (1)          the greater of such Covered Individual’s annual base salary at the rate in effect (A) immediately prior to the Change in Control, (B) sixty (60) days prior to the date of such Covered Individual’s Involuntary Termination, or (C) the date of such Covered Individual’s Involuntary Termination; and

          (2)          the greater of such Covered Individual’s target annual bonus under any applicable Short Term Incentive Compensation Plan or Arrangement for (A) the fiscal year in which the Change in Control occurs, (B) any fiscal year beginning after the fiscal year in which the Change in Control occurs and before the fiscal year in which such Covered Individual’s Involuntary Termination occurs, or (C) the fiscal year in which such Covered Individuals Involuntary Termination occurs.

(h) “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve in such capacity.

          (i)      “Continuation Coverage Period” shall mean (1) with respect to a Level One Covered Individual (as defined in Section 2.1(j)), thirty-six (36) months, (2) with respect to a Level Two Covered Individual (as defined in Section 2.1(j)), thirty (30) months, (3) with respect to a Level Three Covered Individual (as defined in Section 2.1(j)), twenty-four (24) months, (4) with respect to a Level Four Covered Individual (as defined in Section 2.1(j), eighteen (18) months, and (5) with respect to a Level Five Covered Individual (as defined in Section 2.1(j)), twelve (12) months.

          (j)      “Covered Individual” shall mean each individual who receives a level of compensation from an Employer based upon one of the following positions(1) the Chief Executive Officer or Chief Operating Officer (or other comparable position as designated by the Compensation Committee) (a “Level One Covered Individual”), (2) an Executive Vice President or any member of the Executive Management Team (a “Level Two Covered Individual”), (3) a Senior Vice President other than a member of the Executive Management Team (a “Level Three Covered Individual”), (4) a Vice President, or any other individual (other than a Level One Covered Individual, a Level Two Covered Individual, a Level Three Covered Individual or a member of the Executive Management Team) who receives compensation based upon a level above Managing Director (a “Level Four Covered Individual”), or (5) a Managing Director other than a member of the Executive Management Team (a “Level Five Covered Individual”); provided, however, Covered Individual shall not mean an individual who is hired by an Employer on or after the effective date of the particular Change in Control.

          (k)      “Disability” shall mean that the Covered Individual is determined under the long-term disability plan sponsored by the Company that covers the Covered Individual to have a disability that entitles him or her to benefits under that plan.

          (l)      “Effective Date” shall mean April 3, 2008; provided, that if a subsidiary subsequently adopts the Plan, the Effective Date for such subsidiary and its eligible employees who are Covered Individuals shall be the date specified in the document by which the subsidiary adopts the Plan.

(m) “Employer” shall mean the Company and each of its subsidiaries (and any successors) that participate in the Plan. The participating subsidiaries are listed on Attachment A to the Plan.

(n) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (p)      “Executive Management Team” shall mean the Chief Executive Officer and his or her direct reports, together with any such additional officers who are named to the Executive Management Team by the Chief Executive Officer.

          (q)      “Good Reason” shall mean the occurrence, without the Covered Individual’s express written consent, within sixty (60) days before the date upon which a Change in Control occurs or within two years thereafter, of any one or more of the following:

          (1)     a material reduction in the nature or scope of a Covered Individual’s authorities or duties from those applicable to such Covered Individual immediately prior to the date on which a Change in Control occurs;

          (2)     a material diminution in a Covered Individual’s total compensation which includes his or her annual base salary and target opportunities and awards under any applicable Short Term Incentive Compensation Plan or Arrangement and under any applicable Long Term Incentive Compensation Plan or Arrangement; or

(3) a change in the location of a Covered Individual’s principal place of employment by fifty (50) miles or more from the location where he or she was principally employed.

(r) “Involuntary Termination” shall mean any termination of a Covered Individual’s employment with the Employer which:

(1) does not result from a voluntary resignation by such Covered Individual (other than a resignation pursuant to clause (2) of this Section 2.1(r); or

(2) results from a Termination for Good Reason by such Covered Individual;

provided, however, that the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of such Covered Individual’s death or Disability.

          (s)      “Long Term Incentive Compensation Plan or Arrangement” shall mean any of the Employer’s long term incentive compensation plans in existence on the Effective Date or any additional or successor plans, including, but not limited to, the Dynegy Inc. 2000 Long Term Incentive Plan and the Dynegy Inc. 2002 Long Term Incentive Plan.

          (t)      “Notice of Termination for Good Reason” shall mean a notice from a Covered Individual to the Company that shall indicate the specific termination provision or provisions of the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure of a Covered Individual to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right hereunder or preclude asserting such fact or circumstance in enforcing his or her rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is delivered to and acknowledged by the General Counsel of the Company.

(u) “Plan” shall mean the Dynegy Inc. Executive Change in Control Severance Pay Plan, as amended from time to time.

          (v)      “Plan Administrator” shall mean the Dynegy Inc. Benefit Plans Committee; provided, however, that with respect to all periods occurring from and after the date upon which a Change in Control occurs, the Plan Administrator shall be the independent third party, as provided in Section 4.6.

(w) “Plan Year” shall mean the twelve-month period beginning each January 1st.

          (x)      “Severance Amount Percentage” shall mean (1) with respect to a Level One Covered Individual, two hundred ninety-nine percent (299%), (2) with respect to a Level Two Covered Individual, two hundred fifty percent (250%), (3) with respect to a Level Three Covered Individual, two hundred percent (200%), (4) with respect to a Level Four Covered Individual, one hundred fifty percent (150%), and (5) with respect to a Level Five Covered Individual, one hundred percent (100%).

          (y)      “Short Term Incentive Compensation Plan or Arrangement” shall mean any of the Employer’s short term annual bonus plans in existence on the Effective Date or any additional or successor plans, including, but not limited to, the Dynegy Inc. Incentive Compensation Plan.

(z) “Specified Employee” shall mean a Covered Individual who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).

(aa) “Specified Employee Effective Date” shall mean the April 1st next following a Specified Employee Identification Date.

(bb) “Specified Employee Identification Date” shall mean December 31st of each Plan Year.

          (cc)    “Termination For Good Reason” means a resignation of employment by the Covered Individual by a written Notice of Termination for Good Reason given to the General Counsel of the Company within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.

          (dd)    “Vice President of Human Resources” means the individual who, at the time in question, holds a title of Vice President or above and/or is the highest ranking officer in the Human Resources Department of the Company.

III.	SEVERANCE BENEFITS.

                  3.1      Severance Benefits. Subject to the terms and condition hereof, if the employment by the Employer or a successor thereto of a Covered Individual shall be subject to an Involuntary Termination occurring (1) in connection with, but in no event earlier than 60 days prior to, a Change in Control, or (2) on or within two (2) years after the date upon which a Change in Control occurs, then that Covered Individual shall be entitled to receive the following severance benefits (subject to any deductions and other conditions otherwise described herein):

(a) a lump sum cash payment in an amount equal to the Covered Individual’s Severance Amount Percentage multiplied by his or her Compensation;

          (b)     a lump sum cash payment in an amount equal to (1) (A) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements that could have been earned by such Covered Individual for the fiscal year of the Company during which such Involuntary Termination occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (B) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date of such Involuntary Termination, and the denominator of which is three hundred sixty-five (365), and (2) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements earned by the Covered Individual but not yet paid for the prior fiscal year of the Company;

          (c)      such Covered Individual and those of his or her dependents (including his or her spouse) who were covered under the medical, dental and life insurance benefit plans maintained by the Employer on the day prior to the Involuntary Termination shall continue to be covered under such plans throughout the Covered Individual’s Continuation Coverage Period beginning on the date of the Involuntary Termination at a cost to the Covered Individual that is no greater than the lesser of (1) the cost of the coverage paid by the Covered Individual immediately prior to the Involuntary Termination or (2) the cost of the coverage paid by the Covered Individual immediately prior to the Change in Control; provided, however, that (A) the benefits and terms of each such coverage shall be no less favorable in the aggregate than that provided to such Covered Individual and his covered dependents immediately prior to the Change in Control and (B) coverage under a particular medical, dental or life insurance benefit plan shall end immediately upon the Covered Individual’s obtaining of new employment and eligibility for coverage under a similar welfare benefit plan maintained by the Covered Individual’s new employer (with such Covered Individual being obligated hereunder to accept the new coverage and promptly report such new coverage to the Company or its successor); provided, further, that to the extent the Covered Individual’s participation in the Company’s group health care plan during his or her Continuation Coverage Severance Period exceeds his or her COBRA continuation coverage period, the Covered Individual will be required to pay the then current COBRA premium for his or her elected coverage and will receive a reimbursement amount from the Company, as taxable income, equal to the difference between the required COBRA premium paid by the Covered Individual and the cost for such coverage as provided pursuant to this Subsection (c), for each month of such participation following the expiration of such

COBRA continuation coverage period. Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period of such Covered Individual and his or her eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA, except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of time the Covered Individual receives coverage during his or her Continuation Coverage Period, as provided under the terms of the Plan. In any event, any amount paid to a Covered Individual for reimbursement of any portion of group health care plan premiums, as provided in this Subsection 3.1(c), will be paid to the Covered Individual not later than the last day of the calendar year following the year in which the Covered Individual incurs such expense; and

          (d)     outplacement services and benefits at least equivalent to those that would have been provided to such Covered Individual under the programs maintained by the Employer immediately prior to the Change in Control had such Covered Individual’s employment been Involuntarily Terminated immediately prior to the Change in Control, but in no event beyond the end of the second calendar year following the calendar year in which the Covered Individual terminated employment. The Company will pay such outplacement assistance benefits directly to an outplacement assistance provider mutually agreed upon by the eligible Covered Individual and the Plan Administrator. The value of such outplacement services will not be paid to the eligible Covered Individual. The Company may, in its sole discretion, provide outplacement assistance benefits to an eligible Covered Individual prior to the eligible Covered Individual’s execution of the Release (as defined in the following paragraph) or the expiration of any revocation period described in the Release. If an eligible Covered Individual is provided such outplacement assistance benefits prior to execution of the Release or the expiration of any such revocation period, then, after execution of the Release and the expiration of such revocation period, the eligible Covered Individual will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had determined would be provided to the eligible Covered Individual. If an eligible Covered Individual fails to execute the Release within the specified period or revokes the Release before the revocation period expires, any outplacement assistance benefits will cease.

                  In order to receive severance benefits under the Plan, the Covered Individual must execute an Agreement and Release (the “Release”) in the form customarily provided by the Company acknowledging his or her agreement to the terms and conditions of this Plan, including but not limited to Sections 3.2, 3.3 and 3.4, the receipt of the severance payment and other benefits and releasing the Company, Employers, and other persons and entities designated by the Company or the Employers from any liability arising from his or her employment or termination. The Release shall be furnished to the Covered Individual as soon as practical after the date on which the Company or the Covered Individual receives the notice of termination, but in no event later than the latest date that will insure that the applicable revocation period for the Release will expire not later than March 1 of the year following the year in which the Covered Individual’s employment is terminated.

                  The severance pay provided in Subsections 3.1(a) and (b) will be paid to the eligible Covered Individual in one lump sum within fourteen (14) days after the Covered Individual executes the Release and the expiration of any revocation period described in the Release in accordance with the terms and conditions of the Plan but no later than March 15th of the calendar year following the year of the Covered Individual’s termination. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The Covered Individual is responsible for informing the Plan Administrator of any change in the Covered Individual’s mailing address by written letter delivered to the Vice President of Human Resources until the Covered Individual’s severance benefits have been paid in full.

                  In the event that a Covered Individual dies after the termination of his or her employment and before having received the full amount of the severance benefits for which he or she was qualified, benefits provided by the Plan will be paid to the legal representative of the Covered Individual’s estate unless the Covered Individual notifies the Plan Administrator in writing that he or she specifically designates a different beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the Covered Individual had not signed the Release prior to his or her death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the Covered Individual’s estate.

                  Each of the payments of severance, continued medical and outplacement benefits stated above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (1) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Covered Individual’s termination and do not exceed the lesser of two times the Covered Individual’s base salary in the year prior to his or her termination or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

                  Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, to a Specified Employee, shall not commence until at least six (6) months after the date the Specified Employee terminates employment. Whether a Covered Individual is a Specified Employee shall be determined annually by the Plan Administrator, as of each Specified Employee Identification Date. Any Covered Individual so identified shall be a Specified Employee for the entire twelve (12)-month period beginning on the following Specified Employee Effective Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s termination of employment exceed such exempt amounts described in the preceding paragraph or are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after termination.

                  The amount of severance pay received under the Plan shall be reduced by any amounts the Covered Individual owes to the Employer at the time the severance pay is paid; provided, however, to the extent the amount of severance pay is not exempt from Code Section 409A, then amounts may only be offset for such non-exempt severance pay where the amount does not exceed $5,000 in any Plan Year, the debt is incurred in the ordinary course of the Covered Individual’s employment relationship, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Covered Individual. The determination of what amounts are owed by the Covered Individual will be made in the sole discretion of the Plan Administrator. Any such offset to the severance amount for which the Covered Individual is eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.

                  3.2     Mitigation: Benefits Under Employment Agreement. Except as provided in Section 3.1(c), a Covered Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III be reduced by any compensation or benefit earned by the Covered Individual as the result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which a Covered Individual is otherwise entitled; provided, however, that (a) the benefits under the Plan are not intended to duplicate the benefits to which Covered Individual is entitled under an employment agreement or a severance agreement between such Covered Individual and the Employer, and if a Covered Individual is entitled to a severance payment under such agreement, then the Covered Individual shall not be entitled to benefits under the Plan, and (b) a Covered Individual who is entitled to receive benefits under the Plan shall not be eligible to receive any other benefits under any other severance plan, any other supplement thereto, or any other severance arrangement maintained by the Employer or any of its affiliates.

                  3.3     Confidential/Nondisparagement/Nonsolicitation. For purposes of this Section 3.3, the term “Company” shall refer to the Company and its subsidiaries.

          (a)     Covered Individuals have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. By accepting severance benefits under the Plan, the Covered Individual agrees that he or she will not, at any time after his or her employment terminates, disclose to others, use, copy, or permit to be copied, except pursuant to his or her duties on behalf of the Company or its successors, assigns, or nominees, any “Confidential Information” (defined below) of the Company (whether or not developed by the Covered Individual) without the prior written consent of the General Counsel of the Company.

          By accepting severance benefits under the Plan, the Covered Individual understands and agrees that all “Records” (defined below) also constitute Confidential Information of the Company and that the Covered Individual’s obligations continue at all times after his or her employment. These records do not become any less confidential or proprietary to the Company because the Covered Individual may commit some of it to memory or because the Covered Individual may otherwise maintain it outside of the Company’s offices.

          By accepting severance benefits under the Plan, the Covered Individual agrees that he or she will never take any Company property for the Covered Individual’s own use or benefit. On or before the date of the Covered Individual’s Involuntary Termination, the Covered Individual will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, Records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Covered Individual, solely or jointly with others, and which are in the Covered Individual’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

          “Confidential Information” includes but is not limited to, any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” also includes any information or knowledge pertaining to the operation of the Company’s business that is not generally available to the public and maintained as confidential by the Company, including but not limited to the Company’s trade secrets; Records; plans; strategies; potential acquisitions; costs; prices; systems for buying, selling and/or trading natural gas, coal and electricity (or other similar commodities); client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and servicing methods and techniques at any time used, developed, or investigated by the Company before or during the Covered Individual’s tenure of employment. By accepting severance benefits under the Plan, the Covered Individual further agrees to maintain in confidence any confidential information of third parties received as a result of the Covered Individual’s employment and duties with the Company.

          “Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to the Covered Individual by the Company, or by any institution acquired by the Company, or compiled by the Covered Individual in any form or manner including information in documents or electronic devices, such as software, flow charts, graphs, spreadsheets, resource materials, video tapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

          These are examples of the types of information the Company considers Confidential Information. All of this information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this information creates a competitive advantage for the Company and is economically valuable.

          (b)     Neither any Covered Individual nor the Company shall make or authorize any public statement, oral or written, disparaging the other in their respective business interests and affairs. Notwithstanding the foregoing, neither party shall be (1) required to make any statement which it or he or she believes to be false or inaccurate, or (2) restricted in connection with any litigation, arbitration or similar proceeding or with respect to a response to any subpoena or other legal process.

          (c)     By accepting severance benefits under the Plan, the Covered Individual agrees that for a period of twenty-four (24) months after his Involuntary Termination, the Covered Individual shall not solicit, raid, entice, encourage or induce any person who at the time of such Involuntary Termination was an employee of the Company, to become employed by any person, firm or corporation, and the Covered Individual shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

          (d)     By accepting severance benefits under the Plan, the Covered Individual agrees that the foregoing restrictions contain reasonable limitations as to the time and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to, the protection of Confidential Information. The Covered Individual also agrees that the general public shall not be harmed by enforcement of this Section 3.3. Recognizing the irreparable nature of the injury that could be caused by the Covered Individual’s breach of the requirements and agreements contained in this Section 3.3 and that money damages would be inadequate compensation to the Company, the Covered Individual agrees that any breach of the requirements and agreements contained in this Section 3.3 by the Covered Individual should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Covered Individual. Each Covered Individual further agrees to communicate the contents of this Section 3.3 to any prospective employer or associate.

                  3.4    No Benefits for Improper Conduct. Anything to the contrary herein notwithstanding, a Covered Individual who has engaged in conduct described in Section 2.1(b), whether or not such conduct resulted in a termination for Cause, shall not be entitled to receive benefits under the Plan. If the Plan Administrator determines that a Covered Individual engaged in conduct described in Section 2.1(b), the Plan Administrator shall be entitled to recover, in any manner the Plan Administrator in its discretion deems necessary or appropriate for such recovery, from such Covered Individual any payment or benefit provided pursuant to this Article III and any and all expenses incidental to or necessary for such recovery.

                  3.5    Effect of the Plan on other Company Benefits. A Covered Individual eligible for benefits under the Plan may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Covered Individual’s termination. A Covered Individual’s rights under the other plans, documents or insurance contracts are not affected by his or her decision to participate or to not participate in the Plan. The severance benefits provided under the Plan shall be in lieu of the severance benefits, if any, that would otherwise be provided under the Dynegy Inc. Executive Severance Pay Plan or any other Company severance plan or agreement upon such termination.

IV.	GENERAL PROVISIONS.

                  4.1     Termination Status. For purposes of severance benefits under the Plan that are exempt from the provisions of Code Section 409A, an eligible Covered Individual shall terminate employment on the date he or she ceases to be categorized as an employee on the payroll system of the Employer. For purposes of severance benefits under the Plan that are not exempt from the provisions of Code Section 409A, an eligible Covered Individual shall terminate employment on the date he or she ceases to perform services for the Employer, or such services decrease to a level that is 50 percent or less of the average level of services performed by the eligible Covered Individual over the immediately preceding 36-month period. The last day of an eligible Covered Individual’s active employment with the Employer shall be considered such Covered Individual’s termination date for purposes of the Employer’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Covered Individual’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Covered Individual’s termination date.

                  4.2     Other Participating Employers. The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid solely by the Employer which employs the particular Covered Individual; provided, however, that the determination of whether a Change in Control has occurred shall be made based solely on the application of that term to the Company.

                  4.3     Amendment and Termination.

          (a)     The Plan may be amended, terminated or discontinued by the Board (or the Compensation Committee of the Board) in whole or in part, at any time and from time to time; provided, however, that the Plan may not be amended, terminated or discontinued (1) in any respect or at any time during the two-year period following a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law) or, (2) to reduce the potential benefits provided under the Plan or to adversely (from the perspective of employees of the Employer) modify the classification of individuals who will qualify as Covered Individuals during the period beginning on the date that the Board first considers a transaction that could result in a Change in Control and ending on the date such potential transaction is abandoned by the Company and any other parties thereto or has been consummated and resulted in a Change in Control (a “Potential Transaction Period”). Further, the Employer shall not take any action either during a Potential Transaction Period or on or after the date upon which a Change in Control occurs that would cause an individual who is, or who would otherwise be, a Covered Individual, to lose eligibility under the Plan. The Plan shall automatically terminate two (2) years after the occurrence of a Change in Control; provided, however, that if prior to such termination date, a Covered Individual has terminated employment with the Employer as a result of an Involuntary Termination or has been subject to a Good Reason event, then the Plan shall remain in effect with respect to such Covered Individual in accordance with its terms. In addition, the termination of the Plan shall not terminate the obligations of the Employer and Covered Individuals under Sections 3.3, 4.5, 4.6 and 4.8.

           (b)     For purposes of this Section 4.3, the termination of an Employer’s participation in the Plan shall be deemed to be an amendment to the Plan, but the commencement of participation by an Employer in the Plan shall not be considered an amendment to the Plan. In the event of an Employer’s termination of participation in the Plan, such Employer shall remain liable and responsible for all amounts payable by such Employer under the Plan.

                   4.4     Employment Status. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

                  4.5      Indemnification. If a Covered Individual shall obtain any money judgment or otherwise prevail with respect to any litigation brought by such Covered Individual or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Covered Individual for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (a) to pay in full all such fees and disbursements and (b) to pay prejudgment interest on any money judgment obtained by such Covered Individual from the earliest date that payment to such Covered Individual should have been made under the Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate of one percent (1%) per month (with a partial month counting as a full month), as soon as practical after the particular judicial determination but in no event later than March 15 of the calendar year following such determination.

                  4.6      Plan Administrator. Prior to the date upon which a Change in Control occurs (or in the case of a Change in Control as defined in Section 2.1(c)(3), as soon thereafter as practical), the Board shall appoint an individual, entity or committee who is independent of the Company to serve as Plan Administrator with respect to the Plan from and after the date of such Change in Control. At the time Plan Administrator is appointed, the Board may also appoint a contingent Plan Administrator to serve as Plan Administrator in the event the Plan Administrator initially appointed resigns or is otherwise unwilling, unable or becomes unable to serve as Plan Administrator. In the event the Board does not appoint a contingent Plan Administrator, if for any reason the individual, entity, committee or a member thereof so appointed resigns or is otherwise unwilling, unable or becomes unable to serve as Plan Administrator, then such individual, entity, committee or the remaining committee members thereof (or any successor thereto) shall appoint his or its own successor or a successor member thereof, as applicable, (who shall also be independent of the Company). All fees and expenses of the Plan Administrator shall be paid by the Company. Notwithstanding any other provision of the Plan, the final decision with respect to any and all claims for benefits under the Plan shall be made by the Plan Administrator appointed pursuant to this Section 4.6.

                  4.7      Obligations Unfunded. All benefits due to a Covered Individual under the Plan are unfunded and unsecured and are payable out of the general funds of the Employer. One or more Employers may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

                    4.8        Withholding. Any benefits paid or provided pursuant to the Plan shall be subject to any required tax withholding.

                    4.9        Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    4.10      The Plan’s Relation to other Descriptive Matter. The Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 4.3 of the Plan. If any description made in any other document is deemed to be in conflict with any provision of the Plan, the provisions of the Plan shall control.

                    4.11      Non-alienation of Benefits. No benefits payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.

                    4.12      Governing Law. The provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Delaware.

                    4.13      Effect on other Plans. Subject to the provisions of Section 3.5, the Plan has no effect on the rights of any participant under any other employee benefit plan or policy sponsored by the Company such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, or Personal Paid Time plan. Rights under those plans or policies are governed solely by their terms.

                    4.14      Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

                    4.15      Plan Administration. The administration and operation of the Plan is directed by the Plan Administrator. The Plan Administrator will have full power to administer the Plan in all of its details. The Plan Administrator’s power and authority will include, but will not be limited to, the sole discretion to:

•	make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or as are required to comply with applicable law;

•

interpret the Plan and authorize the payment of any benefits under it, its interpretation thereof to be final and conclusive regarding any employee, former employee, participant, former participant and/or beneficiary;

•	decide all questions concerning the Plan and the eligibility of any individual to participate in the Plan;

•

compute the amount of benefits which will be payable to any participant, former participant or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

•

keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code, and applicable regulations, or under state or local law and regulations;

•	appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

•	by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.

                    All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

                    4.16      Compliance with Code Section 409A. Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Code Section 409A and related Treasury Department regulations and pronouncements (“Section 409A”), that Plan provision or benefit will be reformed (without the consent of Covered Individuals) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the eligible Covered Individual’s right to benefits.

V.                 CLAIM REVIEW PROCEDURE

                    5.1        Authority to Adopt Procedures. The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Plan.

                    5.2       Summary of Claims Procedures. In order to file a claim for benefits under the Plan, you must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Plan benefits containing a description of (a) an alleged failure to receive a benefit payable under the Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit you received under the Plan. In connection with the submission of a claim, you may examine the Plan and any other relevant documents relating to the claim, and you may submit written comments relating to such claim to the Benefits Administrator. If you need additional information regarding your claim for benefits, then you can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate your claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.

          (a)    Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.

          (b)    Within 90 days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next paragraph), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied. If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.

          (c)     In the event of an “Adverse Benefit Determination” (which includes a denial or modification of your claim, or an invalidation for failing to follow the Plan’s claim submission procedures), you will be notified in writing not later than 90 days following the date the claim was filed (or within 180 days under special circumstances, in which case you will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

•	The Plan’s claims review procedure; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination upon completion of the Plan’s claims procedures.

          (d)   Within 60 days following receipt of an Adverse Benefit Determination, you may submit a written request to the Plan Administrator for review of such determination. During this review process, you will have the opportunity to submit written comments and other information relating to the claim and you will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items you submit to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

          (e)  Within 60 days following a request for review (or within 120 days under special circumstances, in which case you will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing you with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if you fail to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Plan provisions upon which the Adverse Benefit Determination is based;

•	A statement that you are entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

          (f)     You may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue your claim for benefits under the Plan and/or your request for a review of an Adverse Benefit Determination made with respect to a claim.

          (g)    Completion of the claims procedures described in this Section 5.2 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant or by any other person claiming rights individually or through a claimant.

VI.	ERISA RIGHTS

                  As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

                  6.1     Receive Information About Your Plan and Benefits:

          (a)   Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

          (b)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

                  6.2      Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

                   6.3   Enforce Your Rights. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

                   6.4   Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VII.            IDENTIFYING DATA

                  The Plan is a welfare benefit plan providing benefits from the general assets of the Employer. Dynegy Inc. is the plan sponsor. The Plan Year is from January 1 to the following December 31 of each year. The plan sponsor has assigned plan number 515 to the Plan. The Employer identification number for Dynegy Inc. is 20-5653152.

A.	Plan Sponsor
Dynegy Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002 (713) 507-6400

B.	Plan Administrator
Dynegy Inc. Benefit Plans Committee c/o Executive Vice President, Administration Dynegy Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002 (713) 507-6400

C.	Agent for Legal Service of Process
Dynegy Inc. Benefit Plans Committee c/o Executive Vice President, Administration Dynegy Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002

EXECUTED AND EFFECTIVE this 3rd day of April, 2008.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett

J. Kevin Blodgett
Executive Vice President, Administration

Attachment A

Subsidiaries Participating in the
Dynegy Inc. Change in Control
Executive Severance Pay Plan

1.	Dynegy Marketing and Trade;

2.	Dynegy Midwest Generation, Inc.;

3.	Dynegy Northeast Generation, Inc;

4.	Dynegy Energy Services, Inc.;

5.	Dynegy Operating Company;

6.	Sithe Energies, Inc.;

7.	Sithe Energies Power Services, Inc.; and

8.	Dynegy Power Corp.